EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST CORPORATION RECEIVES NASDAQ NON-COMPLIANCE NOTICE

CHERRY HILL, NJ, May 21, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today reported that, on May 18, 2009, it received a Nasdaq Staff Deficiency letter indicating that it is not in compliance with the filing requirement under Nasdaq's Listing Rule 5250(c)(1) due to its failure to timely file its Form 10-Q for the period ended March 31, 2009. The receipt of this letter was anticipated, as previously reported in the Company's Form 8-K filed on May 15, 2009.

The notice further stated that Nasdaq rules permit inTEST to submit a plan to regain compliance by no later than July 17, 2009, or within 60 calendar days, with regard to this filing. However, because the Company is also delinquent in its Annual Report on Form 10K for the period ended December 31, 2008 (the "Initial Delinquent Filing"), any exception to regain compliance, if granted, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or until September 28, 2009. inTEST currently anticipates regaining compliance with the filing requirement by filing its Form 10-Q prior to July 17, 2009

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.